                                                                   EXHIBIT 10.44

                           NORCAL WASTE SYSTEMS, INC.
                             STOCK OPTION AGREEMENT

         This Stock Option Agreement (this "Agreement") is entered into as of July 16, 1996 between Norcal Waste Systems, Inc., a California corporation (the "Company"), and Gale Kaufman ("Optionee"). The parties agree as follows:

         1.       Grant of Option.

                  (a) Pursuant to the Company's 1996 Non-Employee Director Stock Option Plan (the "Plan"), the Company has granted Optionee a nonqualified stock option (the "Option") to purchase 35,000 shares of the Company's common stock at an exercise price of $4.89 per share.

                  (b) As long as Optionee continues to serve as a director of the Company, (i) this Option will vest in three annual increments of 11,667 shares, 11,677 shares and 11,666 shares, respectively, on the first, second and third anniversaries of the date of this Agreement, so that this Option will be fully vested on July 16, 1999, and (ii) this Option will have a term of seven years from the date of this Agreement.

         2. Shareholder Approval. Any payment from the Company to Optionee under this Agreement or the Plan that would be treated under Section 280G of the Internal Revenue Code (the "Code") as contingent upon a change in control (including the acceleration of option vesting pursuant to Section 6(i) of the Plan) will not be effective until the earlier of the date on which: (a) the Company obtains approval of such payments from the holders of at least 75% of the Company's outstanding voting stock in accordance with Section 280G(b)(5) of the Code, or (b) the Company has an Initial Public Offering. The Company will use its best efforts to obtain such shareholder approval as soon as reasonably practicable.

         3. Other Terms. Except as provided above, the other terms of this Option will be the same as those provided for in the Plan, a copy of which is attached to this Agreement. Optionee has read the Plan and agrees to be bound by its terms.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

NORCAL WASTE SYSTEMS, INC.

By:/s/ Michael J. Sangiacomo                        /s/ Gale Kaufman
   -------------------------                        ----------------
   Michael J. Sangiacomo                            GALE KAUFMAN
   President and CEO

Attachment: 1996 Non-Employee Director Stock Option Plan